                                                                   EXHIBIT 10.47
                                                                   -------------

                                    FORM OF
                    MASTER PURCHASE AND LICENSING AGREEMENT
                               DATED XXXXXXXXXXX
                BETWEEN XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
                                      AND
                         CORSAIR COMMUNICATIONS, INC.


     This Agreement (this "Agreement") is dated as of this ___ day of ______________ between
______________________________________________________________, having an office at ______________________________________________________ ("Customer"), and
Corsair Communications, Inc., a Delaware corporation, having an office at 3408 Hillview Avenue, Palo Alto, California 94304.

PRELIMINARY STATEMENT

     A. Corsair currently manufactures and markets the PhonePrint(TM) Network Access Control System (the "System"), as defined in Schedule 1, attached hereto, which incorporates hardware and software proprietary to Corsair and certain third parties set forth in Schedule 5, attached hereto.

     B. Customer desires to acquire the System to mitigate cellular phone fraud in its _______ Market (as defined below).

     C. Corsair is committed to developing and delivering enhancements and improvements to the System.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, and intending to be legally bound hereby, Customer and Corsair hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     The following terms as used in this Agreement shall have the meanings as defined in this Article with respect to each such term.

     1.1  Affiliate.  A person, association, partnership, corporation or joint-
          ---------
stock company, trust or other business entity however organized ("Entity") is an affiliate of that person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Entity. Control shall be defined as
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(i) ownership of a majority of the voting power of all classes of voting stock or (ii) ownership of a majority of the beneficial interests in income and capital of an entity other than a corporation.

     1.2  Cell Site Equipment.  "Cell Site Equipment" shall mean network
          -------------------
interfaces jointly selected by Corsair and Customer which shall be V.35 Interfaces, RS-232 Interfaces or Ethernet Interfaces.

     1.3  Centralized Routers.  "Centralized Routers" shall mean all routers
          -------------------
required to consolidate cell site traffic from RFU(s) for transport to SCC(s).

     1.4  Credit Amount.  "Credit Amount" shall mean an amount equal to the sum
          -------------
of all Installation Credits, which amount shall, at Customer's election, be credited against Customer's purchase of any RFUs, SCCs, or any other products or services that Corsair provides pursuant to this Agreement, and which amount is not and shall not become due and payable to Corsair.

     1.5  Customer Interface Server.  "Customer Interface Server" shall mean the
          -------------------------
hardware platform that hosts the Customer interface software, containing the hardware specifications set forth by Corsair on or prior to May 31, 1996.

     1.6  Installation Credit.  "Installation Credit" shall mean with respect to
          -------------------
each RFU included in the Initial Order, the product of (i) $10 and (ii) the number of days following _____________ that Corsair completes its pre-site and installation responsibilities set forth in the Delivery Schedule and the site commissioning process set forth in Schedule 6 with respect to such RFU.

     1.7  Delivery Date.  "Delivery Date" shall mean with respect to each RFU,
          -------------
the date Corsair first provides such RFU to a common carrier responsible for delivery of such RFU to Customer.

     1.8  Delivery Schedule.  "Delivery Schedule" shall mean the Pre-Site and
          -----------------
Installation Responsibilities Timetable attached hereto as Schedule 2.

     1.9  Description.  "Description" shall mean the description of the
          -----------
operation of the System set forth on Schedule 1.

     1.10 Effective Date.  "Effective Date" shall mean ______________.
          --------------

     1.11 Fingerprint Data.  "Fingerprint Data" means the signal data processed
          ----------------
by the System that results in specific parameters which the System uses to describe a radio telephone.

     1.12 Licensed Software.  "Licensed Software" shall mean the software set
          -----------------
forth on Schedule 5 of this Agreement.

     1.13 Market.  "Market" shall mean, (i) for each of the areas within the
          ------
United States identified as a "Market" in the attached Schedule 12 and (ii) for each additional area within the United States that Corsair and Customer may, from time to time, agree in writing to add to attached Schedule __, the aggregate of all MSAs and RSAs specified in the attached Schedule __ for such Market.

     1.14 _____________ Market.  "_______________ Market" shall mean the Market for which Customer is entitled to purchase Corsair's Products and services pursuant to this Agreement.

     1.15 Market Purchase Agreement.  "Market Purchase Agreement" shall mean a
          -------------------------
Master Purchase and Licensing Agreement in substantially the form of this Agreement between Corsair and Customer or any Affiliate with respect to a specific Market set forth on Schedule 12.

     1.16 MSA.  "MSA" shall mean metropolitan statistical area (as such term is
          ---
defined by the United States Federal Communications Commission).

     1.17 New Feature Release.  "New Feature Release" shall mean the portion of
          -------------------
a New Software Release which when installed in the System provides features or functionality not made available by Corsair prior to the date of such release.

     1.18 New Software Release.  "New Software Release" shall mean any software
          --------------------
made generally available by Corsair to its Customers following the Effective Date which when working together with Corsair RFUs and the SCC is designed to cause the System to operate in accordance with the Description.

     1.19 Performance Goals.  "Performance Goals" shall mean the goals with
          -----------------
respect to overall System performance identified on Schedule 1 as "Performance Goals".

     1.20 Performance Release.  "Performance Release" shall mean the portion of
          -------------------
a New Software Release which is designed to improve the performance of existing features of the System.

     1.21 Phase I GUI.  "Phase I GUI" shall have the meaning set forth in
          -----------
Schedule 9.

     1.22 RFU.  "RFU" shall mean a radio frequency unit designed to be
          ---
compatible with a __________ switch, as described in Schedule 1, containing the hardware set forth on Schedule 3.

     1.25 Roaming Market.  "Roaming Market" shall mean each MSA and RSA in which
          --------------
any RFUs have been installed.

     1.26 Roaming Services.  "Roaming Services" shall mean the then current
          ----------------
services offered by Corsair to its customers in order to establish, maintain and administer the System's roaming functionality between Corsair customers that subscribe for such services.

     1.27 RSA.  "RSA" shall mean rural service area (as such term is defined by
          ---
the United States Federal Communications Commission).

     1.28 SCC.  "SCC" shall mean a system control center, as described in
          ---
Schedule 1, containing the hardware set forth on Schedule 4.

     1.29 Support Agreement.  "Support Agreement" means the Comprehensive
          -----------------
Service and Support Agreement attached hereto as Schedule 7.


                                   ARTICLE II

                             ORDERS; PAYMENT TERMS

     2.1  Initial Order.  Customer hereby agrees to acquire and Corsair agrees
          -------------
to provide to Customer for use in Customer's __________ Market, for the amounts described and on the terms set forth in Section 2.3 below, the System, which shall initially include ____________ (__) RFUs, an SCC, a Customer Interface Server and a license to use the Licensed Software in accordance with the terms of Article VI of this Agreement (the "Initial Order").

     2.2  Supplemental Orders.  Customer may, at any time during the term of
          -------------------
this Agreement, place orders with Corsair for additional RFUs and for any other hardware, software, maintenance, consultant, and training services which Corsair generally makes available to its customers ("Supplemental Orders") for use in Customer's _________ Market. Customer shall pay to Corsair the amounts set forth in Section 2.3, in accordance with the payment terms set forth therein, for such products and services; provided however, that if the prices for such products and services are not referenced in Section 2.3 or elsewhere in this Agreement then Customer shall pay to Corsair, on the payment terms generally made available by Corsair to its customers for such products and services, Corsair's then current rates, charges or fees, subject to discounts, where applicable, for the products and services ordered. All Supplemental Orders shall be governed exclusively by the terms of this Agreement.

     2.3  Terms of Payment on Supplemental Orders.  In consideration of the
          ---------------------------------------
performance by Corsair of its obligations under this Agreement, and subject to the terms and conditions of this Agreement, Customer agrees to pay to Corsair the following amounts with respect to the Initial Order and each Supplemental
Order:

          (a) In consideration of each RFU, Customer shall pay a purchase price of $20,000 (provided, however, that for so long as Customer or its Affiliates maintain Market Purchase Agreements covering at least two (2) separate Markets, and have purchased a combined total of at least one hundred and fifty (150) RFUs from Corsair pursuant to such Market Purchase Agreements, the price of each additional RFU shall be reduced to $17,500), payable as follows: one hundred percent (100%) invoiced upon the Delivery Date of such RFU. All invoices shall be due and payable net thirty (30) days.

          (b) In consideration of each SCC, Customer shall pay a purchase price of not to exceed $77,500, with the exact price determined based upon the number of RFUs the SCC is designed to support, payable as follows: one hundred percent (100%) invoiced following the completion by Corsair of the commissioning process set forth in Schedule 10 attached hereto. All invoices shall be due and payable net thirty (30) days.

          (c) In consideration of each Customer Interface Server, Customer shall pay a purchase price of $15,000 as follows: one hundred percent (100%) invoiced upon the Delivery Date of such Customer Interface Server.

          (d) In consideration of the services to be provided by Corsair pursuant to the terms of Article VII of this Agreement, on the Effective Date and on each anniversary of the Effective Date during the term of this Agreement (collectively, the "Payment Dates"), Customer shall pay to Corsair, upon receipt of an invoice from Corsair, the product of (i) $1250 and (ii) the aggregate number of RFUs that shall have been purchased pursuant to Sections 2.1 and 2.2 of this Agreement on or prior to such Payment Date. In addition, in respect of each RFU purchased pursuant to Sections 2.1 and 2.2 of this Agreement other than on a Payment Date, on the Delivery Date with respect to such RFU, Customer shall pay to Corsair, upon receipt of an invoice from Corsair, the product of (i) $1250 and (ii) the number of days prior to the next Payment Date divided by
(iii) three hundred and sixty-five (365). All invoices shall be due and payable net thirty (30) days.

          (e)  In consideration of the license granted by Corsair to Customer in
Section 6.3 of this Agreement, on each Payment Date Customer shall be obligated to pay to Corsair, upon the receipt of an invoice from Corsair, the sum of (i) the product of (A) $2500 and (B) the aggregate number of RFUs that have been purchased pursuant to Sections 2.1 and 2.2 of this Agreement on or within the two (2) year period immediately preceding the applicable Payment Date and (ii) the product of (A) $1750 and (B) the aggregate number of RFUs that have been purchased pursuant to Sections 2.1 and 2.2 of this Agreement more than two (2) years preceding the applicable Payment Date. In addition, in respect of each RFU purchased pursuant to Sections 2.1 and 2.2 of this Agreement other than on a Payment Date, Customer shall be obligated to pay to Corsair on the Delivery Date with respect to such RFU, upon receipt of an invoice from Corsair, the product of (i) $2500 and (ii) the number of days prior to the next Payment Date divided by (iii) three hundred and sixty-five (365). All invoices shall be payable net thirty (30) days. Notwithstanding the foregoing, in no event shall the license fees payable to Corsair pursuant to this Section 2.3(e) exceed $400,000 per annum during any year of this Agreement.

     2.4  Covenants of Customer.  Customer covenants to Corsair as follows:
          ---------------------

          (a) Customer covenants (i) not to act as a distributor of any RFUs and SCCs obtained from Corsair pursuant to this Agreement and (ii) to use the SCCs and RFUs obtained from Corsair solely in its ____________ Market. Notwithstanding anything else set forth herein: (A) Customer, upon providing notice to Corsair, at its sole cost and expense, may move any RFUs and SCCs obtained from Corsair pursuant to this Agreement to any other Market with respect to which Customer or any Affiliate has entered into a Market Purchase Agreement with Corsair, provided that all terms and conditions set forth in this Agreement (except with regard to Corsair's commitment pursuant to the Support Agreement which shall be governed by the Market Purchase Agreement applicable to the Market to which any equipment is moved) shall continue to apply to such RFUs and SCCs and Customer agrees to continue to pay to Corsair with respect to such RFUs and SCCs, the amounts set forth under Article II of this Agreement with respect to such RFUs and SCCs; and (B) nothing set forth in this Agreement shall be interpreted to restrict Customers ability to resell any RFUs and SCCs purchased from Corsair to any third party; provided, however, that Customer may only sell RFU(s) and SCC(s) to third parties that Corsair has approved in writing, which approval may be withheld in Corsair's sole discretion, and that have entered into a nondisclosure agreement with Corsair. The obligations of Corsair set forth in Article VII, to the extent then in effect, shall terminate with respect to each RFU and SCC immediately prior to the sale by Customer of such RFU and SCC. Corsair agrees to offer its maintenance and support services, on terms no more onerous then Corsair provides such services to similarly situated customers, to any third party whose purchase of Customer's RFUs and SCCs has been approved by Corsair in writing.

          (c) Customer shall cooperate with Corsair in assembling its subscriber information, consisting of contact numbers and frequently dialed digits. Corsair will provide assistance to Customer in determining appropriate subscriber information for proper validation.

     2.5  Covenants of Corsair.  Corsair covenants to Customer that upon the
          --------------------
expiration or other termination of this Agreement, Customer shall be entitled to a perpetual license to the Licensed Software provided that Customer remits to Corsair within thirty (30) days following such expiration or termination a license fee equal to $13,750 per RFU less any amounts previously paid to Corsair under this Agreement with respect to such RFU. If Customer elects to buy a perpetual license as to some, but not all, of the Licensed Software, it shall notify Corsair within the thirty (30) day period of the number of and designation of those RFUs for which it is acquiring the license. The perpetual license shall be subject to substantially similar terms and conditions as govern the ownership, use and transfer of the Licensed Software under this Agreement. If Customer fails to remit the license fee to Corsair within thirty (30) days, it shall not be automatically entitled to a perpetual license.

     2.6  Price Protection.  If the prices, rates, charges or fees for RFUs,
          ----------------
SCCs and Licensed Software that Corsair provides to any customer, as adjusted to reflect equivalent volume purchases, and like versions, models and components are less than the prices, rates, charges or fees for such items set forth in
Section 2.3 above, Customer shall have the benefit of the lesser price with respect to all orders of RFUs and SCCs placed at or after the date that the lesser price is made available to the other customer and to all payments of fees in respect of the Licensed Software made on or after the date that the lesser price is made available to the other customer. If at any time the prices, rates, charges or fees for the System support and maintenance that Corsair provides to any other customer are less than the prices, rates, charges or fees for similar services in a market of similar size and configuration for System support and maintenance set forth in this Agreement, Customer shall have the benefit of the lesser price with respect to all payments of fees in respect of System support and maintenance made on or after the date that the lesser price is made available to the other customer.


                                  ARTICLE III

                                   PACKAGING

     All Systems shall be shipped in standard commercial packaging unless otherwise requested by Customer. The cost of any special packaging shall be the responsibility of Customer.


                                   ARTICLE IV

                                  RFU HARDWARE

     4.1  Delivery of RFU Hardware.  Corsair will use its best efforts to cause
          ------------------------
RFUs to be delivered at Corsair's facilities to a common carrier responsible for the delivery of such RFUs to Customer at the designated Customer warehouse facility, in accordance with the Delivery Schedule. Within five (5) working days after notification by Corsair of expected ship dates, Customer will provide Corsair a designated Customer warehouse facility where RFUs are to be shipped.

     4.2  Delays in Delivery.  The Delivery Schedule reflects Corsair's estimate
          ------------------
of the time required to deliver and install RFUs, and is made in accordance with Customer's desires. Each party's ability to comply with the estimated completion dates set forth in the Delivery Schedule is subject to the other party's having completed their responsibilities in a timely manner. Corsair and Customer each agree to use its best efforts to complete their various responsibilities as set forth on the Delivery Schedule in a timely manner, barring delays which the parties could not reasonably foresee at the time of establishment of the Delivery Schedule. Neither party assumes any liability for damages, consequential or otherwise, resulting from failure to meet the Delivery Schedule.

     4.3  Risk of Loss and Title.  Corsair shall pay all costs of shipping RFUs
          ----------------------
and shall obtain and maintain, at its sole expense, cargo and riggers insurance to cover the value of RFU's being shipped to Customer. Risk of loss with respect to each RFU to be delivered to Customer under the terms of this Agreement shall pass from Corsair to Customer upon delivery of such RFU at Customer's designated warehouse facility. Thereafter, Corsair will not be responsible for any loss or damage to the RFU unless caused by the negligent or willful acts or omissions of Corsair agents, representatives or employees. Title to each RFU will pass from Corsair to Customer upon the later to occur of the (i) Performance Payment Date or (ii) Delivery Date. In the event that a shipment of RFUs is damaged or lost, Corsair will use its best efforts to schedule the prompt delivery of replacement units.

     4.4  RFU Limited Warranty.  Corsair warrants that each RFU will, upon
          --------------------
delivery and for a period of two (2) years following installation, be free from defects in material or workmanship and, when utilized in conjunction with the SCC and the Licensed Software, will operate substantially in accordance with the Description. Customer shall notify Corsair of any defect, and Corsair shall determine whether it will repair the RFU at Customer's premises, or require return of the RFU to a location specified by Corsair at Corsair's expense. THE FOREGOING WARRANTY IS THE ONLY WARRANTY CORSAIR HAS GIVEN CUSTOMER WITH RESPECT TO EACH RFU AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. This warranty is contingent upon Customer's proper use of the RFU and does not cover any RFU that has been altered, modified or disassembled by Customer or any person other than Corsair and Corsair's employees, representatives and agents, or which has been subjected to unusual physical or electrical stress or from which the original identification marks have been removed or altered. This warranty is nontransferable, except upon an assignment of the entire Agreement in accordance with the provisions of Section 12.5.

     4.5  RFU Warranty Response Time.  Corsair will either repair or replace any
          --------------------------
defective RFU covered by the warranty in Section 4.4 above within five calendar days of the date that Customer notifies Corsair of a defect, unless the defect falls within the description of a "Category Level 1" or "Category Level 2" problem as defined in Schedule 7, in which case the defect shall be corrected within the time frames associated with those categories of problems. If Corsair fails to correct a defective RFU covered by warranty within the applicable time frame, it shall either remit to Customer, or increase Customer's Credit Amount by, the sum of $100 per day for each day beyond the applicable time frame that the defect remains uncorrected.

                                   ARTICLE V

                             SYSTEM CONTROL CENTER

     5.1  Operation of SCC.  The SCC(s) shall reside at Corsair's facilities and
          ----------------
Corsair shall operate and monitor the SCC(s), free of charge (including fees to conduct roaming services) until the date Corsair first makes the SCC available for delivery to Customer, and thereafter Corsair shall operate the SCC(s) at Corsair's then current rate for such services, which is currently $65,000 per annum per SCC (excluding fees to conduct Roaming Services), until the SCC(s) are moved to Customer's facility. Corsair shall generate daily summary reports, daily termination reports and weekly, monthly and quarterly summary reports and system utilization reports, all of which reports shall be provided electronically to Customer for so long as the SCC(s) are located at Corsair's facilities. In addition, upon receiving seven (7) days prior written notice from Customer, assuming the SCC(s) are located at Corsair's facilities, Corsair shall generate additional reports as reasonably requested by Customer. During the term of this Agreement, for so long as Customer is willing to utilize a frame relay provider selected by Corsair, Customer may subscribe for Corsair's Roaming Services for $______ per month. Notwithstanding the foregoing, it shall be the sole responsibility of Customer, and not Corsair, to establish agreements with other subscribers to Corsair's Roaming Services with respect to establishing and maintaining the System's roaming functionality, and Corsair has not made any representation or warranty to Customer, whether express or implied, with regard to any of its customers willingness to participate in roaming relationships.

     5.2  Delivery of SCC.  Prior to the expiration of this Agreement, or if
          ---------------
terminated earlier (except pursuant to Section 11.4 hereof), within one hundred and twenty (120) days after such termination, Corsair shall, upon receipt of Customer's written request (which request shall not be provided prior to November 30, 1996), cause the SCC(s) to be moved to and installed in a facility designated by Customer. Within thirty (30) days after sending a request to Corsair with regard to moving the SCC(s) to Customer's facilities, Customer shall provide Corsair a designated Customer facility where the SCC(s) are to be shipped and installed. Corsair will use back up SCC(s) during the period of time Customer's SCC(s) are being physically moved to Customer's facility and will use commercially reasonable efforts to minimize the time during which the performance of the System will be impacted by the move contemplated in this
Section 5.2.

     5.3  Risk of Loss and Title.  Corsair shall pay all costs of shipping each
          ----------------------
SCC and shall maintain, at its sole expense, cargo and riggers insurance to cover the value of each SCC being shipped to Customer. Risk of loss with respect to the delivery of each SCC to a designated Customer facility shall pass from Corsair to Customer upon delivery of the SCC to Customer at the designated Customer facility. Thereafter, Corsair will not be responsible for any loss or damage to the SCC unless caused solely by the negligent or willful acts or omissions of Corsair agents, representatives or employees. Title to each SCC shall pass from Corsair to Customer on the later to occur of (i) the Performance Payment Date or (ii) the completion by Corsair of the commissioning process set forth in Schedule 10 attached hereto, provided however, that Corsair shall bear all risk of loss with respect to the SCC during the time that the SCC is operated by Corsair at Corsair's facilities.

     5.4  Subsequent Operation of SCC.  After delivery of the SCC(s) to a
          ---------------------------
designated Customer facility and the completion of the installation of the SCC(s) at such facility, Customer shall have the sole responsibility for operating and monitoring the SCC(s); provided, however, Corsair, at its sole
                                     --------  -------
expense, shall be entitled to remotely access Customer's SCC and RFU databases. The delivery of the SCC(s) to Customer shall not affect any obligation of Corsair set forth elsewhere in this Agreement to maintain or support the SCC(s).

     5.5  SCC Limited Warranty.  Corsair warrants that the SCC will, for a
          --------------------
period of two (2) years following the installation of the first RFU pursuant to this Agreement, be free from defects in materials or workmanship and, when utilized in conjunction with the RFUs and the Licensed Software, will operate substantially in accordance with the Description. In the event of a defect, Corsair shall determine whether it will repair or replace the SCC at Customer's premises, or if necessary to effect said repairs require return of the SCC to a location specified by Corsair at Corsair's expense. THE FOREGOING WARRANTY IS THE ONLY WARRANTY CORSAIR HAS GIVEN CUSTOMER WITH RESPECT TO THE SCC AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. This warranty is contingent upon Customer's proper use of the SCC and does not cover the SCC if it has been altered, modified or disassembled by Customer or any person other than Corsair and Corsair's employees, representatives and agents, or if it has been subjected by Customer to physical or electrical stress. This warranty is nontransferable, except upon an assignment of the entire Agreement in accordance with the provisions of Section 12.5.

     5.5.1  SCC Warranty Response Time.  Corsair will either repair or replace
            --------------------------
any defective SCC covered by the warranty in Section 5.5 above within five calendar days of the date that Customer notifies Corsair of a defect, unless the defect falls within the description of a "Category Level 1" or "Category Level 2" problem as defined in Schedule 7, in which case the defect shall be corrected within the time frames associated with those categories of problems. If Corsair fails to correct a defective SCC covered by warranty within the applicable time frame, it shall either remit to Customer, or increase Customer's Credit Amount by, the sum of $100 per day for each day beyond the applicable time frame that the defect remains uncorrected.

     5.6  Communications.  Corsair shall be responsible, at its sole cost and
          --------------
expense for providing all Cell Site Equipment with respect to each RFU for which Customer has paid to Corsair a purchase price of $20,000. With respect to each RFU for which Customer has paid $17,500 or less, Customer shall pay Corsair for all Cell Site Equipment (not to exceed a maximum of $750) per cell site). Customer shall be responsible, at its sole cost and expense, for providing all
(i) Centralized Routers and (ii) frame relay capacity (except that for any period of time Customer is paying the amounts set forth in Section 5.1 for Roaming Services, all frame relay charges shall be provided as part of the charge for such service) necessary for establishing and maintaining communication between SCCs and RFUs. Customer, likewise, shall be responsible, at

Customer's sole expense, for all other communications charges, including, without limitation, (i) causing the communication from the RFUs to any routers physically located in its market to be accomplished using a TCP/IP connection and (ii) all costs incurred in conducting fingerprint exchanges between Customer and its roaming partners (except to the extent Customer is then paying the amounts set forth in Section 5.1 for Roaming Services). Except as otherwise set forth in this Agreement, Corsair shall not be responsible for any expenses associated with operating the System.


                                   ARTICLE VI

                               LICENSED SOFTWARE

     6.1  Licensed Software.  Corsair will install the Licensed Software in the
          -----------------
System. Corsair represents and warrants that it has the authority to license or sublicense to Customer all Licensed Software.

     6.2  Ownership of the Licensed Software.  Corsair and its licensors retain
          ----------------------------------
all title, copyright, patent rights, trade secret rights and all other intellectual property and ownership rights to the Licensed Software.


     6.3  Grant of License.  Corsair grants to Customer a nonexclusive, non-
          ----------------
transferable (except upon an assignment of the entire Agreement in accordance with Section 12.5), license to use the Licensed Software solely as incorporated in the System purchased by Customer pursuant to this Agreement for its own internal use during the term of this Agreement; provided, however, that Customer
                                                --------  -------
shall have no right to sell, license, grant, or convey any rights under the Licensed Software to any person, except that Customer may employ third parties to operate the Licensed Software on Customer's behalf to the extent such third parties (i) have been approved by Corsair in writing, which approval shall not be unreasonably withheld, and (ii) have entered into a nondisclosure agreement with Corsair. Customer may not copy, reverse compile, reverse engineer, translate, port, modify, disclose, publish, merge or create derivative works of the Licensed Software or use it in any manner not expressly authorized by this Agreement.

     6.4  Limited Software Warranty.  Corsair warrants that the Licensed
          -------------------------
Software in the version and level that is current on the Effective Date and any New Software Releases obtained by Customer shall, during the term of this Agreement, when working together with Corsair RFUs and the SCC, operate the System purchased pursuant to this Agreement substantially in accordance with the Description. The Licensed Software is complex and may contain minor nonconformities, defects or errors. Corsair does not warrant that the Licensed Software will be error free or uninterrupted, or that all nonconformities can or will be corrected. Corsair does warranty such nonconformities, defects and errors will not negatively impact the System's overall performance.

     Customer must notify Corsair within the warranty period of any warranty claim and Corsair shall correct, patch or replace the Licensed Software at no additional cost to Customer.

     The limited warranty is void if any nonconformity has resulted from accident, abuse, misuse, misapplication, or modification by someone other than a Corsair employee, representative or agent. This limited warranty is nontransferable, except upon an assignment of the entire Agreement in accordance with the provisions of Section 12.5.

     THE EXPRESS WARRANTY IN THIS SECTION 6.4 IS A LIMITED SOFTWARE WARRANTY AND IT IS THE ONLY WARRANTY MADE BY CORSAIR WITH RESPECT TO THE LICENSED SOFTWARE. CORSAIR MAKES AND CUSTOMER RECEIVES NO OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

     6.4.1  Licensed Software Warranty Response Time.  Corsair will either
            ----------------------------------------
repair or replace any defective Licensed Software covered by the warranty in
Section 6.4 above within five calendar days of the date that Customer notifies Corsair of a defect, unless the defect falls within the description of a "Category Level 1" or "Category Level 2" problem as defined in Schedule 7, in which case the defect shall be corrected within the time frames associated with those categories of problems. If Corsair fails to correct defective Licensed Software covered by warranty within the applicable time frame, it shall either remit to Customer, or increase Customer's Credit Amount by, the sum of $100 per day for each day beyond the applicable time frame that the defect remains uncorrected.

     6.5  Restrictions.  The Licensed Software is unpublished, and shall at all
          ------------
times remain the Proprietary Information (as defined in Section 8.1 below) of Corsair and shall be treated as such by Customer whether or not such information contains any "Confidential" or "Proprietary" markings. Customer represents and warrants that neither Customer nor its employees, representatives or agents have acquired or shall attempt to acquire, any proprietary interest in, or other right to, the Licensed Software other than as expressly granted herein.
Customer will not reverse assemble, decompile, reverse engineer or otherwise attempt to derive the source code from any Licensed Software.

     6.6  New Software Releases.  All New Software Releases made generally
          ---------------------
available by Corsair to its customers (whether or not at a cost to them) up to and including Release 3.0 as such New Software Releases are described in
Schedule 9 hereof, shall be provided free of charge to Customer for use during the term of this Agreement. Thereafter, Corsair shall make available to Customer all New Software Releases made generally available by Corsair to its customers for Corsair's then published price for such New Software Releases. All New Software Releases shall be provided to Customer subject to the same terms and conditions which govern the ownership, use and transfer of the Licensed Software under this Agreement.

                                  ARTICLE VII

                        SYSTEM SUPPORT AND MAINTENANCE

     Corsair shall provide Customer during the term of this Agreement, with the services described in Sections 1 and 2 of the Support Agreement. In entering into this Agreement the parties agree to be bound by the terms and conditions contained in the Support Agreement. The payment for such services shall be as described in Sections 2.2(b) and 2.4(d) hereof.


                                  ARTICLE VIII

                            PROPRIETARY INFORMATION

     8.1  Proprietary Information.  Each party acknowledges that in connection
          -----------------------
with the performance of this Agreement such party may learn information of the other party that is the property of such other party and confidential to it ("Proprietary Information"). Such Proprietary Information includes, but is not limited to engineering and technical data, production data, test data and test results, subscriber information, MIN/ESN information, fingerprint data, vendor information, cell site locations, building plans, site acquisition and development plans. Accordingly, each party covenants to the other party that:

          (a) Such party will maintain all Proprietary Information of the other party in confidence with the same level of protection and care that party normally affords its own proprietary information, but in no event less than reasonable care;

          (b) Such party will not use or disclose, and will not permit its employees, agents, representatives or independent contractors to use or disclose, any of the Proprietary Information of the other party without the express written consent of the other party;

          (c) Such party will require all persons, including its employees, agents, representatives or independent contractors, who have had access to such information to enter into an agreement to keep confidential and not to use any such information;

          (d) Such party will not use any Proprietary Information of the other party in any way except as allowed herein; and

     8.2  Permitted Uses.  Notwithstanding the provisions of Section 8.1 hereof,
          --------------
neither party's use or disclosure of the Proprietary Information of the other party will be deemed to breach Section 8.1 if and to the extent the Proprietary Information in question:

          (a) is now or hereafter becomes available to the public without a breach of Section 8.1 hereof;

          (b) is received by the receiving party without restrictions on its use or further disclosure by a third party (excluding MIN/ESN combinations and Fingerprint Data received by Corsair or Customer); or

          (c) is required to be disclosed pursuant to applicable law, regulation or court order, but only to the extent and for the purpose of such required disclosure after providing the other party with advance written notice of such disclosure and an opportunity to seek to limit or restrict such disclosure or to obtain appropriate protective/secrecy orders.

     8.3  Return of Proprietary Information.  The recipient of Proprietary
          ---------------------------------
Information will promptly return to the disclosing party, or certify to the disclosing party, that the recipient has destroyed all documents, electronic media and other items received from the disclosing party which contain Proprietary Information, including any copies thereof made by the recipient, its agents or employees, at such times as the recipient no longer needs the Proprietary Information for purposes of exercising its rights or performing its duties under this Agreement and any license grant covering such information has expired or has been terminated. For purposes of this Agreement, all MIN/ESN combinations received by Corsair shall be deemed to be the Proprietary Information of Customer and all Fingerprint Data shall be deemed to be the Proprietary Information of Corsair.

     8.4  Other Agreements.  The terms of this Article VIII shall supersede all
          ----------------
prior letters of intent, agreements, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of either party relating to the confidentiality of information exchanged by the parties in connection with the performance of this Agreement.


                                   ARTICLE IX

                                PATENT INDEMNITY

     Corsair shall defend and hold Customer harmless or settle any claim or suit brought against Customer arising from or based an allegation that the System acquired pursuant to this Agreement or any component thereof, when used within the scope of this Agreement infringes a United States patent, copyright, license, trade secret or other intellectual property or proprietary right. If Corsair is notified in writing within fourteen (14) days of receipt of written notice of a claim by Customer and given information, assistance reasonably requested by Corsair and the sole authority (after first consulting with Customer) to defend or settle, Corsair shall pay all damages and costs of settlement incurred by Customer in connection with such claim or suit. If the System acquired pursuant to this Agreement is held or determined by Corsair to infringe, Corsair shall at its option: (a) obtain for Customer the right to continue using the System or
(b) replace it with a comparable non-infringing System or (c) modify the System so it is non-infringing or (d) accept return of the System and reimburse Customer for the price of the System as contained in this Agreement, less depreciation of the System based on a System life of five (5) years. The foregoing obligation of Corsair shall not apply with respect to alleged infringement (i) resulting from Customer's alteration or modification of the System or (ii) to the extent the System is modified by Corsair to comply with specifications provided by Customer (to the extent alleged infringement relates to such modification). The foregoing states the entire responsibility of Corsair to Customer for patent infringement.

                                   ARTICLE X

                                    CHANGES

     If, after the Effective Date, Corsair determines, in its sole discretion, to make any changes to the System, Corsair shall notify Customer by copy of a written document identifying said changes and shall provide written documentation of such changes to Customer. Corsair agrees not to make any changes to the System that shall (i) cause the System to fail to perform in accordance with the Description, (ii) cause Customer to incur increased costs to operate the System or (iii) result in an adverse impact upon the warranties accruing to Customer pursuant to this Agreement.

                                   ARTICLE XI

                         TERM, TERMINATION AND SURVIVAL

     11.1 Term.  This Agreement shall commence on the Effective Date and expire
          ----
on the date three (3) years following the Effective Date.

     11.2 Termination.  Either Corsair or Customer may terminate this Agreement
          -----------
if the other party breaches any of its obligations stated in this Agreement and fails to cure such breach within sixty (60) days after receipt of written notice from the nonbreaching party. The right to termination hereunder shall be in addition to, and not as a substitute for, any other remedies available to the parties in law or equity. In the event that this Agreement is terminated as a result of a material breach of Corsair, Customer shall be entitled on the date of termination to a rebate of a pro rata portion of the fees paid to Corsair on the most recent anniversary of the Effective Date pursuant to Sections 2.3(d) and 2.3(e) equal to (i) the number of days prior to the next anniversary of the Effective Date divided by (ii) three hundred and sixty-five (365).

     11.3 Mutual Termination.  Notwithstanding anything to the contrary
          ------------------
contained in this Agreement, the parties may terminate this Agreement at any time by mutual written agreement.

     11.4 Survival.  Sections 2.3, 2.4, 2.5, 4.3, 4.4, 4.5, 5.2, 5.3, 5.5,
          --------
5.5.1, 5.6, 6.2, 6.3, 6.4, 6.4.1, 6.5, 11.4, 12.3 and 12.12 and Article VIII and
Article IX shall survive the expiration or any prior termination of this Agreement.

     11.5 Suspension.  Customer may at any time and from time to time if
          ----------
Customer determines in its sole discretion that the System is harming or threatening to harm its cellular network, turn off and suspend use of the System, or require Corsair to do so.

                                  ARTICLE XII

                                    GENERAL

     12.1 Amendment.  This Agreement may not be amended except by a writing
          ---------
signed by authorized representatives of both parties.

     12.2 Excusable Delays.  Neither party shall be liable for any delay or
          ----------------
failure in its performance of any of the acts required by this Agreement when such delay or failure arises beyond the reasonable control of such party, including, without limitation, acts of God or public enemies, labor disputes, material or component shortages, supplier failures, embargoes, rationing, acts of local, state or national governments or public agencies, utility or communication failures or delays, fire, flood, epidemics, riots and strikes.
The time for performance of any act delayed by such causes shall be postponed for a period equal to the delay; provided, however, that the party so affected
                                 --------  -------
shall use its best efforts to provide notice to the other party of such delay within ten (10) days after becoming aware of such delay. The party so affected, however, shall use its best effort to avoid or remove such causes of nonperformance and to complete performance of the act delayed, whenever such causes are removed.

     12.3 Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO
          -----------------------
THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ARISING FROM THE LOSS OF BUSINESS, DATA, PROFITS OR GOODWILL) INCURRED OR SUFFERED BY THE OTHER PARTY WITH RESPECT TO THE PERFORMANCE OF THIS AGREEMENT AND THE SUPPORT AGREEMENT, THE INSTALLATION, USE, OPERATION, DEFECT OR FAILURE OF THE SYSTEM, OR FOR ANY OTHER REASON, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES. IN NO EVENT WILL CORSAIR BE LIABLE TO CUSTOMER FOR ANY AMOUNTS IN EXCESS OF THE AGGREGATE AMOUNT PAID BY CUSTOMER TO CORSAIR PURSUANT TO THIS AGREEMENT. Customer understands that Corsair is not responsible and will have no liability for hardware, software or other items or any services provided by any persons other than Corsair or its authorized agents or representatives.

     12.4 Publicity.  Neither party will use the other party's name in any
          ---------
advertising or promotional media without that party's prior written consent on a case-by-case basis which consent shall not be unreasonably withheld. Either party will be permitted, however, to discuss the general scope of its work with the other and to disclose the existence of a contract between the parties to any third party. Customer and Corsair agree to use their respective best efforts to issue within two (2) business days of the Effective Date a press release in the form mutually agreed to by the parties.

     12.5   Successors and Assigns.  Neither party may assign this Agreement to
            ----------------------
any third party without the prior written consent of the other party, which consent will not be unreasonably withheld; except that either party may assign this Agreement to an Affiliate, an acquiror of all of its assets, business or stock or to a successor by merger or consolidation.

     12.6   Applicable Law. This Agreement will be governed by the laws of the
            --------------
State of ________, without regard to principles of conflict of laws.

     12.7   Severability.  If any provision of this Agreement shall be finally
            ------------
determined to be unlawful, then such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement will remain in full force and effect.

     12.8   Waiver.  No waiver of any term, provision, or condition of this
            ------
Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or will constitute, a waiver of any other provision hereof, whether or not similar, nor will such waiver constitute a continuing waiver. No waiver will be binding unless evidenced by a written instrument executed by the party making the waiver.

     12.9   No Third Parties. Neither this Agreement nor any provisions set
            ----------------
forth herein is intended to, or shall, create any rights in or confer any benefits upon any person other than the parties hereto.

     12.10  Incorporation by Reference; Precedence.  The schedules to this
            --------------------------------------
Agreement constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference. In the event of any conflict or inconsistency between the language of this Agreement and the language of any schedule to this Agreement, the language of this Agreement shall be controlling. All capitalized terms used in the schedules to this Agreement, but not defined therein, shall have the same meaning when used in such schedules as when used in this Agreement.

     12.11  Notices.  Unless otherwise expressly provided herein, all notices,
            -------
requests and other communications hereunder shall be in writing sent to the address/fax number set forth below (provided that any party may at any time change its address for notice or other such information by giving written notice thereof in accordance with this section), and shall be deemed to have been duly given upon the earliest of (a) hand delivery, (b) the first business day after sending by reputable overnight delivery service for next-day delivery, (c) the time of successful facsimile transmission (or in the event the time of receipt of the fax in the city where the fax is received is not during regular business hours on a business day, then at the customary hour for the opening of business on the next business day) or (d) the date actually received by the other party:

     If to Customer, to: _______________________________________
                         _______________________________________
                         _______________________________________
                         _______________________________________

                         Attention: ____________________________
                         Fax No.:   ____________________________

     Copy to:            Legal Department

                         Attention: ____________________________
                         Fax No.:   ____________________________

     If to Corsair, to:  Corsair Communications, Inc.
                         3408 Hillview Avenue
                         Palo Alto, California  94304

                         Attention:  Chief Financial Officer
                         Fax No.:   (415) 493-3588

     Copy to:            Brobeck, Phleger & Harrison LLP
                         550 West "C" Street
                         Suite 1300
                         San Diego, California 92101

                         Attention: John A. Denniston, Esq.
                         Fax No.:   (619) 234-3848

     12.12  Dispute Resolution.  If the parties should have a material dispute
            ------------------
arising out of or relating to this Agreement or the parties' respective rights and duties hereunder, then the parties will resolve such dispute in the following manner:

          (a) Either party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this
     Section 12.12.

          (b) During the forty-five (45) day period following the delivery of the notice described in Section 12.12(a) above, appropriate representatives of both parties will meet and seek to resolve the disputed issue through negotiation.

          (c) If representatives of the parties are unable to resolve the disputed issue through negotiation, then within thirty (30) days after the period described in Section 12.12(b) above, the parties will refer the issue

     (to the exclusion of a court of law) to final and binding arbitration in ______________________ in accordance with the then existing rules (the "Rules") of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of ________, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each party and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules.

          (d) Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the _________________ Superior Court or the appropriate U.S. District Court in ________.

     12.13  Attorneys Fees.  The prevailing party in any action to enforce this
            --------------
Agreement shall be entitled to recover reasonable costs and expenses including, without limitation, attorneys' fees.

     12.14  Equitable Relief.  The parties recognize and agree that monetary
            ----------------
damages are an inadequate remedy for the unauthorized copying or use of the Licensed Software or disclosure of Confidential Information, and further recognize that such actions by either party would result in irreparable harm to the other party. Therefore, in the event of such actions or upon a threat of such actions by either party, the other party may seek injunctive, preliminary injunctive or other equitable relief in addition to such other and further relief as may be proper.

     12.15  Counterparts.  This Agreement may be executed in one or more
            ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same single instrument.

     12.16  Status.  The parties will carry out their respective duties and
            ------
obligations hereunder as independent contractors. Nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or master and servant between the parties.

     12.17  Complete Agreement.  This Agreement sets forth the entire
            ------------------
understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of either party relating thereto.

     12.18  Facilities.  Customer will provide Corsair personnel space and other
            ----------
facilities and equipment as needed for the installation of the System.

     12.19  Permits and Licenses.  Customer will obtain any and all permits,
            --------------------
licenses and certificates required for the installation of the System at any Customer cell site by any regulatory agency or any other entity for the installation and use of the System, including any of its components.

     12.20  Taxes.  All taxes designated, levied or based on the prices, rates,
            -----
charges or fees or on this Agreement or the purchases provided hereunder, paid or payable by Corsair shall be added to an invoice and paid or reimbursed by Customer. Both parties agree to comply with all federal, state and local laws as they pertain to each party and shall make no claim on the other party for such taxes except as provided in the immediately preceding sentence.

     12.21  Insurance.  Corsair shall procure and maintain the following types
            ---------
of insurance and coverage during the term of this Agreement:

               TYPE OF INSURANCE            MINIMUM AMOUNT
          (a)  Workman's compensation       As required by
               and all occupational         California law
               disease

          (b)  Employer's liability         $100,000 per occurrence
               including all occupational
               diseases when not so
               covered under workmen's
               compensation above

          (c)  General liability            $1,000,000 per occurrence
               including product            and annual aggregate
               and completed operation,
               bodily injury and property
               damage combined

          (d)  Automobile liability         $1,000,000 per occurrence
               (comprehensive), bodily
               injury and property
               damage combined

          (e)  Umbrella liability            $1,000,000 per occurrence
                                             and annual aggregate

Corsair agrees to obtain insurance naming Customer as an additional insured and to promptly furnish to Customer certificates of the foregoing insurance. Corsair shall notify Customer in writing at least thirty (30) calendar days prior to cancellation of, or a material change in any of the above policies. All persons furnished by Corsair shall be considered solely its employees or agents.

     12.22  Source Code Escrow.  The parties agree that the source code for the
            ------------------
Licensed Software developed or owned by Corsair and documentation therefor in the current version then used by Customer, if not already in Customer's possession, shall be promptly delivered by the Escrow Agent (as defined below) to Customer within thirty (30) days of Customer's written request (i) upon any commencement of a bankruptcy proceeding by or against Corsair, unless Corsair elects to continue to perform all of its obligations under this Agreement, or
(ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Corsair or its trustee or in the event Corsair (or its successors) ceases doing business. Corsair shall concurrently herewith designate an escrow agent ("Escrow Agent") and at its sole cost, promptly deposit with the Escrow Agent a copy of the source code for such software, and maintain the source code thereafter in current version as in use by Customer, with all documentation. Corsair shall provide Customer with the name and address of the Escrow Agent, and a copy of its escrow agreement, within ten (10) days of the Effective Date or any subsequent appointment of a replacement Escrow Agent. The escrow agreement shall include provisions substantially consistent with this Section 12.22.

     12.23  Nonexclusivity.  It is expressly understood and agreed that this
            --------------
Agreement does not grant to Corsair any exclusive privileges or rights to contract with Customer and that Customer may contract with other vendors, manufactures and suppliers for the procurement of comparable products and services.


               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

   IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                              "CUSTOMER"

                              ___________________________________________



                              By:________________________________________

                              Name:______________________________________

                              Title:_____________________________________


                              "CORSAIR"

                              CORSAIR COMMUNICATIONS, INC.



                              By:________________________________________

                              Name:______________________________________

                              Title:_____________________________________



                         [SIGNATURE PAGE TO AGREEMENT]

                                   SCHEDULE 1
                                   ----------

                                  PHONEPRINT(TM)
                               SYSTEM DESCRIPTION
                                      AND
                               PERFORMANCE GOALS

System Description
------------------

The System integrates into a cellular operator's existing cellular infrastructure and operates in parallel with traditional cellular call processing. Administration, alarm reporting and maintenance of these cell site units is provided by a central unit allowing carriers to control and monitor the operation of the System from a single point.

The System is made up of two basic components.

The RADIO FREQUENCY UNIT ("RFU") is installed at the cell site in the carrier's market. It monitors the reverse control channel and extracts unique fingerprint data from each mobile emitter within coverage of the cell site. Specific emitter characteristics ("Fingerprints") are compared to a Fingerprint database against which valid or fraudulent cellular use determinations are made. The System attempts to terminate all calls as being fraudulent via a simulated hang-up sequence from the RFU injected back into the network via a simulated hang-up sequence from the RFU.

The SYSTEM CONTROL CENTER ("SCC") is currently operated by the Operations Group located at Corsair Communications in Palo Alto, California. It contains a database of valid and fraudulent cellular users for the Customer's market. The SCC is networked to each of the RFUs in the Customer's market.

The SCC receives Fingerprint data daily from the RFUs in the market and uses this Fingerprint data to update the SCC master database for all mobile emitters in the market. From the updated master database, specific Fingerprint data is transferred to all the RFUs daily, allowing market-wide coverage of fraud detection for cellular users who move throughout the area of RFU deployments.

The modular architecture of the System allows the Customer to begin controlling fraud in a few cell sites and expand coverage over one or more cellular geographic areas.

The System allows TDMA digital telephones, when operating in analog mode, to be validated, fingerprinted and terminated.

System Capabilities
-------------------

The System includes the following capabilities and/or specifications:

                                      1-1

A. Database storage capacity for each SCC is up to two million MIN/ESN combinations (with associated fingerprints).

B.   Each RFU has a sustained termination rate of .75 calls per second.

C. Each RFU can process 2.5 Reverse Control Channel Events per second per sector.

D. Expected 98% system availability (excludes downtime resulting from factors outside of Corsair's sole control, including, but not limited to, Customer's failure to follow escalation procedures and make cell sites accessible to Corsair and transportation to cell site for parts and technicians).

E. A single SCC can be configured to support up to 200 RFUs. The SCC purchased as part of the Initial Order is configured to be capable of supporting 75 RFUs.

Performance Goals
-----------------

Corsair has established the following performance goals for the System which are measured based upon the test set forth in Schedule 7, attached hereto:

A.   greater than 90% termination of clone and roaming clone calls.

B.   less than .75% termination of good customer calls.

System Capacity
---------------

The System has the following capacity and functionality:

A.   System Control Center
     ---------------------

     The current SC hardware configuration holds two million MINs in the master fingerprint library. This capacity can easily be expanded with the addition of more disk space.

B.   Radio Frequency Unit
     --------------------

     The current RFU has disk space to store the fingerprints for one million MINs. With MIN caching and real-time fingerprint sharing, the RFU can effectively service a market of several million MINs.

C.   MIN Caching and Real-time Fingerprint Sharing
     ---------------------------------------------

     The RFU will hold fingerprints for the first million MINs observed by all PhonePrint RFUs in the deployment. The date of the most recent intercept (registration, call origination or page response) is maintained for each MIN at

                                      1-2
     each RFU. When the database reaches one million MINs, each RFU begins to use caching. This allows the RFU to prune the home MINs with the longest time since the last intercept and roamer MINS after a configurable amount of time from the onboard database. Each RFU deletes different MINs based on the MINs observed at that site.

     With PhonePrint release 2.3, the system can request fingerprints in real time from the SCC. Thus, if an RFU detects a call or registration from a MIN it does not have on file, the RFU requests that fingerprint from the SCC. This applies to both home subscribers and roamers. When the caching feature has previously pruned away a MIN, the RFU simply requests that MIN from the SCC the next time it observes the MIN (most of the time, the RFU will request the MIN upon observing a registration, since these occur much more frequently than call originations). The request and receipt of the fingerprint both occur prior to the voice channel assignment, so the call can be torn down if a fingerprint mismatch warrants. The RFU will add newly requested MINs to the onboard database with the current date. Because the SCC master database is configures to hold fingerprints for all MINs in the market, it always has the most current fingerprint available for any RFU requesting it.

                                      1-3

                                   SCHEDULE 2
                                   ----------

              PRE-SITE AND INSTALLATION RESPONSIBILITIES TIMETABLE



     The following tables set forth the responsibilities (and an estimated timetable for completing such responsibilities) of both parties to the Agreement during the installation and commissioning of the RFU's included in Customer's Initial Order which have not already been deemed accepted.

Corsair Responsibilities:

--------------------------------------------------------------------------------
                                                                    ESTIMATED
                                                                    COMPLETION
                                ACTIVITY                               DATE
--------------------------------------------------------------------------------
Identify field supervisor
--------------------------------------------------------------------------------
Perform joint pre-site surveys
--------------------------------------------------------------------------------
Ship PhonePrint(TM) units to customer warehouse
--------------------------------------------------------------------------------
Connect PhonePrint(TM) system interfaces to cell site equipment
--------------------------------------------------------------------------------
Connect PhonePrint(TM) system to Telco line
--------------------------------------------------------------------------------
Commission PhonePrint(TM) systems
--------------------------------------------------------------------------------
Identify Installation Kit
--------------------------------------------------------------------------------
Site Test and Verification
--------------------------------------------------------------------------------

Customer Responsibilities:

--------------------------------------------------------------------------------
                                                                    ESTIMATED
                                                                    COMPLETION
                                ACTIVITY                               DATE
--------------------------------------------------------------------------------
Identify installation coordinator (TBD supervisor)
--------------------------------------------------------------------------------
Identify PhonePrint(TM) installation sites
--------------------------------------------------------------------------------
Schedule pre-site surveys
--------------------------------------------------------------------------------
Provide cell site technician information for each cell site (name, phone #, pager #, etc.)
--------------------------------------------------------------------------------
Provide cell site field manager information for each cell site
--------------------------------------------------------------------------------

                                      2-1

Customer Responsibilities:

--------------------------------------------------------------------------------
Provide Corsair information for each cell site (Location of
cell site, security issues)
--------------------------------------------------------------------------------
Provide specific site information ((Alpha), (Beta), and (Gamma)
setup channels, color codes)
--------------------------------------------------------------------------------
DC power installation
--------------------------------------------------------------------------------
Delivery of PhonePrint(TM) units to cell sites
--------------------------------------------------------------------------------

Joint Responsibilities:

--------------------------------------------------------------------------------
                                                                    ESTIMATED
                                                                    COMPLETION
                              ACTIVITY                                 DATE
--------------------------------------------------------------------------------
Perform joint pre-site surveys
--------------------------------------------------------------------------------
Schedule access times for PhonePrint(TM) connection and
commissioning for all site
--------------------------------------------------------------------------------
Install antenna cable directional coupler(s) (performed during site installation or commissioning)
--------------------------------------------------------------------------------
Define Network Requirements Implementation Plan
--------------------------------------------------------------------------------

                                      2-2

                                   SCHEDULE 3
                                   ----------

                          RFU HARDWARE SPECIFICATIONS



     Each RFU consists of the following sections:

     . Processor/Receiver Chassis capable of processing and fingerprinting all calls processed by base station, and capable of terminating all calls determined to be fraudulent; and capable of interfacing and receiving all calls processed on a three sector Ericsson base station.

     . Call Teardown Chassis capable of terminating calls determined to be fraudulent.

     . All necessary hardware for a complete RFU system installation, including fastening hardware and cabling.

                                      3-1

                                   SCHEDULE 4
                                   ----------

                      SYSTEM CONTROL CENTER SPECIFICATIONS


         Quantity  Item
         --------  ----
 .          1      SunSPARCstation 20

 .          1      64MB Memory Expansion

 .          1      32 MB Memory Expansion

 .          1      Internal 1.44-MByte Floppy Disk Drive

 .          1      SunCD 2Plus Internal CD-ROM Drive

 .          1      Solaris 1.X Single System License

 .          2      SBus Fast SCSI-2/Buffered Ethernet

 .          2      2.1 Gbyte 7200 RPM Fast/Wide SCSI 2 Disk-UniPack with
                   50 to 68 Pin SCSI Cable

 .          4      2.1 Gbyte 7200 RPM Fast/Wide SCSI 2 Disk-UniPack with
                   68 to 68 Pin SCSI Cable

 .          1      20 Gbyte 4mm Tape Auto-Loader Desktop Storage Module

                                      4-1

                                   SCHEDULE 5
                                   ----------

                               LICENSED SOFTWARE



     The System is delivered with the following licensed software installed as follows:

SCC Software

     .    GNU public-domain tools:  ghostscript and groff

     .    Solaris 1 (also called SunOS 4.1.4)

     .    MIT X-Windows Server (XIIr5)

     .    Sybase 4.92

     .    OSF's Motif 1.2

     . All additional software, if any, including certain proprietary software of Corsair, necessary to cause the System to function in accordance with the description.

RFU Software

     .    Venix 1.1 (Novell UnixWare 1.1.3)

     .    Maxpeed Corporation's driver for multiport serial card 55-8 Plus, Rev.
          A

     . All additional software, if any, including certain proprietary software of Corsair, necessary to cause the System to function in accordance with the description.

                                      5-1

                                   SCHEDULE 6
                                   ----------

                           SITE COMMISSIONING PROCESS


     During the site commissioning process the System shall be tested to assure the following:

     .    System powers up

     .    Standard operating system boot status is correct

     .    Software menus and displays come up using a test VGA monitor

     .    System self test process runs

     . Phone intercepts are detected and data that is displayed by the System is consistent and correct

     .    System can terminate calls

     In addition, during the site commissioning process Corsair shall configure the system cell name, number, type, channel #, terminator on/off and color code.

                                      6-1

                                   SCHEDULE 7
                                   ----------

                  COMPREHENSIVE SERVICE AND SUPPORT AGREEMENT


          This Comprehensive Service and Support Agreement ("Agreement") is entered into _________________ between Corsair Communications, Inc., a Delaware corporation with its principal place of business located at 3408 Hillview Avenue, Palo Alto, California 94304 ("Corsair") and ________________________________________________ with an office located at
_______________________________________________________ ("Customer").

                             PRELIMINARY STATEMENT

12.21 Pursuant to a Master Purchase and Licensing Agreement of even date herewith (the "Purchase Agreement") Customer has previously purchased equipment Corsair manufactures and markets for use in mitigating radio telephone fraud.

12.22 Both parties to this Agreement desire to have the equipment purchased by Customer from Corsair perform effectively and efficiently.


     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, and intending to be legally bound hereby, Customer and Corsair hereby agree as follows:

1.   COVERAGE
     --------

     1.1 Corsair will provide Support Services (as further described below) for the hardware and software (as set forth on Schedule A and collectively referred to herein as the "Product") pursuant to the following terms and conditions.

     1.2 Subject to the terms hereof, Corsair will provide Support Services to Customer and this Agreement shall remain in effect until the expiration or earlier termination of the Purchase Agreement.

2.   SUPPORT SERVICES
     ----------------

     2.1  Support Services include the following:

     a. (i) Response to Customer calls from the 1(800)9CORSAIR toll free number. Customer presses "1" to reach the Corsair Operations Group's Technical Assistance Center.

                                      7-1

          (ii) Technical Assistance Center Representatives shall answer the phones from 6:30 a.m. to 5:00 p.m. Pacific Time, Monday through Friday, excluding holidays.

          (iii) A voice messaging system that supports urgent messages by paging on-call Support Specialists shall be available 24 hours a day, 7 days a week.

          (iv) Response to initial Customer calls shall be within 15 minutes of call receipt.

          (v) Commitment to start evaluation of system level problems that can be resolved at Corsair via network or remote access shall be within 2 hours.

          Corsair shall use its best efforts to identify, verify and resolve errors in the Product. Corsair's system for managing and resolving reported problems is further described on Schedule B and the parties agree to comply with the requirements set forth therein.

     b. Cell site installation and maintenance support services, consisting of call logging, technical management and escalation, remote diagnosis, parts exchange and repair, field change orders ("FCOs"), and general help desk support in maintaining cell site Radio Frequency Units ("RFUs") and the System Control Center ("SCC").

          (i) Corsair shall use its best efforts to provide on-site support for problems on a next-day basis for RFUs and on a same-day response basis for SCCs and shall provide regular maintenance (as described in Schedule E) to ensure that the Product, when working under normal conditions, performs according to the Product description published by Corsair.

          (ii) Corsair shall perform on-site cell site maintenance for the Product, including, but not limited to, cleaning the Product, performing the maintenance set forth on Schedule E attached hereto, replacing failed sub-assemblies, installing FCOs, performing operating checks and other tasks described in Corsair's Field Service Manual.

          (iii) Corsair shall use its best efforts to deliver and install Field Replaceable Units ("FRUs") for RFUs on-site within twenty-four (24) hours of the receipt of a request from Customer for emergency exchange FRUs.

          (iv) Corsair shall provide Customer at no charge with updates to documentation that Corsair makes generally available to its customers within two weeks of the general release of such documentation.

          (v) Customer shall not be responsible for Corsair's time and expenses (excluding the cost of replacement parts and upgrades), to resolve a problem during an

                                      7-2
on-site visit, except if the problem is one that is otherwise not covered by Corsair, as set forth in Section 2.2 below; all replacement parts shall be furnished to Customer on an exchange basis and all replaced parts shall become the property of Corsair. All replacement parts shall be supplied by Corsair free of additional charge prior to the second anniversary of the date of this Agreement and thereafter, unless Customer subscribes for Corsair's extended parts protection plan, the cost of which shall not exceed $275 per RFU/per annum, Customer shall pay Corsair's published price for such parts. All replacement parts shall be subject to the warranty, if any, applicable to the part that was replaced, and to the extent permitted by the manufacturer, Corsair shall assign to Customer any manufacturer's warranties for the replacement parts.

     c.   Training conducted at Customer's facilities.

          (i) Corsair shall provide Customer with up to four (4) eight (8) hour training courses during each one (1) year period during the term of this Agreement free of charge (except for travel and lodging costs for Customer's employees or Corsair's trainers). Additional training courses shall be made available to Customer at Corsair's then current rates for such courses.
Schedule C contains a list of training courses currently available from Corsair, including the duration and current cost for each. Corsair shall provide, in an ongoing basis, updates to this information.

     d. All Product descriptions published by Corsair that Corsair generally makes available to its Customers shall be provided free of charges to Customer.

     e. Corsair will provide, at no cost to Customer, new release support when upgrading any components of the SCC.

     2.2  Corsair shall have no obligation to support any:

     a. Product that is altered, damaged, modified, repaired or transported by Customer or any third party without the prior written approval of Corsair, or any portion of the Product incorporated with or into other software;

     b. Software incorporated in the Product that is not the then current release, or one of the two immediately previous releases.

     c. Product problems caused by negligence, abuse or misapplication, use of Product other than as specified in documentation provided by Corsair to Customer or other causes beyond the control of Corsair.

     2.3 Corsair reserves the right to make a reasonable inspection of any RFU or SCC to determine its condition prior to resuming Support Services when the RFU or SCC has not been under a support commitment from Corsair during the previous thirty (30) days. Customer shall pay Corsair's then current reasonable inspection charges (which are currently $95 per hour). Corsair shall provide Customer with a written estimate (at Corsair's then current rate for labor (which is currently $95 per hour), parts

                                      7-3
and expenses) of any repairs necessary to place the Product in good operating condition. Customer shall authorize Corsair to conduct such repairs prior to Corsair agreeing to provide any Support Services on such Product.

     2.4 Corsair shall provide Customer with one copy of new versions and updates of software products developed by Corsair for Customer to evaluate and test prior to system wide deployment together with any new or updated documentation that Corsair, in its discretion, makes generally available to its customers with respect to such software. Corsair is currently targeting two (2) software releases per year during the term of this Agreement.

     2.5 Upon Customer's written request, Corsair may provide other services not set forth herein that Corsair makes generally available to its other customers. For billing purposes, the time required to perform any such services shall be rounded to the nearest one-half (1/2) hour.

3.   CUSTOMER'S OBLIGATIONS
     ----------------------

     3.1 Customer shall use its best efforts to cooperate with Corsair in all reasonable aspects of the Support Services provided hereunder. Customer shall ensure that the Product is installed in a location meeting the environmental conditions set forth in Schedule D.

          a. Customer shall provide Corsair with five (5) days written notice prior to moving the Product, provided, however, that Customer covenants not to
                             --------  -------
request Corsair to move any more than three (3) RFUs in any consecutive seven
(7) day period. Upon Customer's request, Corsair shall deinstall the Product and reinstall it at the new location at Corsair's rates for field engineering services (which are currently $95 per hour) plus all of Corsair's reasonable cost and expenses required to complete the project (including, but not limited to cost for any materials or equipment rentals). Customer shall be responsible for all shipping arrangements and expenses required to move the Product. If Customer does not purchase Corsair's deinstallation and reinstallation services, Corsair shall be entitled to inspect and, if necessary, repair the Product after it is moved and prior to resuming Support Services. The charges for such inspection shall be in accordance with Corsair's rates for field engineering services plus Corsair's reasonable expenses.

     3.2 Customer shall, as soon as practical, upon becoming aware of such, notify Corsair of all Product failures and all complaints and shall provide Corsair with all necessary information, as reasonably requested by Corsair, and reasonable assistance necessary for Corsair to comply with its obligations hereunder, including, but not limited to providing cell site access, security protection in cases where Customer would routinely provide security protection for its own personnel, and cell site technician support when problems in other equipment utilized by Customer may be impacting Product performance or operation. The provision of security by Customer in any instance shall not be interpreted as a guarantee by Customer of any Corsair employees personal safety.

                                      7-4

     3.3 Customer shall return to Corsair all failed or replaced parts within fifteen (15) business days of receipt by Customer of replacement parts or upgrades. Customer shall either (i) ship the failed or replaced parts to Corsair in the container in which the replacements or upgrades were received and shall be responsible for all shipping and insurance charges to return the parts or (ii) return the failed or replaced parts to a Corsair representative performing on-site Support Services. If Customer does not return the failed parts within thirty (30) days of receipt by Customer or replacement parts or upgrades, unless there is a good faith dispute involving such parts, Customer shall pay for the parts at Corsair's then current list price.

     3.4 Each of Corsair and Customer shall designate an employee as the key contact person to coordinate all support services provided hereunder.

4.   TERMINATION
     -----------

     4.1 This Agreement and all Support Services may be terminated by either party at such time as Customer is no longer required to make payment for the services provided hereunder pursuant to the Purchase Agreement.

     4.2 The provisions of Sections 6 and 7 shall survive any termination under this Agreement.

5.   FEES AND PAYMENT
     ----------------

     5.1  Initial Coverage:  Customer hereby agrees to purchase and Corsair
          ----------------
hereby agrees to provide to Customer the Support Services set forth in this Agreement for all of the RFUs and SCCs purchased by Customer pursuant to the Purchase Agreement. The payment for such Support Services shall be as described in Sections 2.2 and 2.4 of the Purchase Agreement. Customer shall pay or reimburse Corsair for all taxes designated, levied or based on the prices, rates, charges or fees for services provided under this Agreement, except for Corsair's income taxes.

     5.2  Additional RFUs:  Customer may, at any time after the Effective Date,
          ---------------
request that Corsair provide Support Services for additional RFUs. Corsair shall not be bound to provide such Support Services unless, within thirty (30) days immediately prior to the date upon which Customer has requested that such Support Services commence, such RFUs were under either a support commitment or warranty from Corsair. In the event that Corsair agrees to provide Support Services with respect to any additional RFUs ("Additional RFUs") the terms and conditions of this Agreement shall govern the provision of Support Services for such Additional RFUs.

6.   LIMITATION OF LIABILITY
     -----------------------

     The parties agree that their respective liability under this Agreement shall be limited in accordance with the terms of Section 12.3 of the Purchase Agreement.

                                      7-5

7.   DISCLAIMER OF WARRANTIES
     ------------------------

     THIS AGREEMENT CONSTITUTES A SERVICE CONTRACT AND NOT A SEPARATE PRODUCT WARRANTY. THE PRODUCT AND ALL MATERIALS RELATED TO THE PRODUCT ARE SUBJECT EXCLUSIVELY TO THE WARRANTIES SET FORTH IN THE PURCHASE AGREEMENT. CORSAIR MAKES NO ADDITIONAL WARRANTIES OF ANY KIND REGARDING THE SERVICES OR ANY PARTS PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. FURTHER, CORSAIR DOES NOT HEREIN WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE OF THE PRODUCT IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. Customer understands that Corsair is not responsible and will have no liability for hardware, software, or other items or any services provided by any persons other than Corsair.



               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                      7-6

                                  SCHEDULE A
                                  ----------

                        HARDWARE AND LICENSED SOFTWARE

HARDWARE

     Each RFU consists of the following sections:

     . Processor/Receiver Chassis capable of processing and fingerprinting all calls processed by base station, and capable of terminating all calls determined to be fraudulent; and capable of interfacing and receiving all calls processed on a three sector Ericsson base station.

     . Call Teardown Chassis capable of terminating calls determined to be fraudulent.

     . All necessary hardware for a complete RFU system installation, including fastening hardware and cabling.

LICENSED SOFTWARE

     The System is delivered with the following licensed software installed as follows:

SCC Software

     .    GNU public-domain tools:  ghostscript and groff

     .    Solaris 1 (also called SunOS 4.1.4)

     .    MIT X-Windows Server (XIIr5)

     .    Sybase 4.92

     .    OSF's Motif 1.2

     . All additional software, if any, including certain proprietary software of Corsair, necessary to cause the System to function in accordance with the description.


RFU Software

     .    Venix 1.1 (Novell UnixWare 1.1.3)

     .    Maxpeed Corporation's driver for multiport serial card 55-8 Plus, Rev.
          A

     . All additional software, if any, including certain proprietary software of Corsair, necessary to cause the System to function in accordance with the description.

SYSTEM CONTROL CENTER

          Quantity  Item
          --------  ----

     .       1      SunSPARCstation 20

     .       1      64MB Memory Expansion

     .       1      32 MB Memory Expansion

     .       1      Internal 1.44-MByte Floppy Disk Drive

     .       1      SunCD 2Plus Internal CD-ROM Drive

     .       1      Solaris 1.X Single System License

     .       2      SBus Fast SCSI-2/Buffered Ethernet

     .       2      2.1 Gbyte 7200 RPM Fast/Wide SCSI 2 Disk-UniPack with
                    50 to 68 Pin SCSI Cable

     .       4      2.1 Gbyte 7200 RPM Fast/Wide SCSI 2 Disk-UniPack with
                    68 to 68 Pin SCSI Cable

     .       1      20 Gbyte 4mm Tape Auto-Loader Desktop Storage Module

                                   SCHEDULE B
                                   ----------

   PROBLEM CATEGORY DEFINITIONS AND RESPONSE REQUIREMENTS


1.0  CALL HANDLING AND ESCALATION PROCEDURES
--------------------------------------------

1.1 The following sections describe a problem reporting mechanism through which Customer will report problems in the Product to Corsair.

1.2 To assist Customer in resolving problems, Corsair shall provide directly to Customer information on known problems, symptoms/solutions, bugs/fixes/patches and internal/external technical tips as they are developed and released by Corsair engineering and/or Corsair Operations Group.

1.3 If Corsair and Customer service representatives determine that a problem is not solvable or disagree on the severity of the problem, then they will escalate the problem to their appropriate managers. Both organizations will work to identify the actions required to resolve said problems(s).

2.0  PROBLEM REPORTING
----------------------

2.1 Customer will assign a category level to each problem that it reports to Corsair.

2.2 "Category Level 1" problems prevent installation of the Product, cause the Product or operating system to fail completely (i.e., to be rendered useless and unresponsive), result in irretrievable corruption or loss of data, or cause personal injury. There is no known work-around or solution to the problem, or a known solution cannot be quickly implemented.

     2.2.1 Corsair will use its best efforts to respond to Customer within fifteen (15) minutes following receipt of the call.

     2.2.2 Corsair shall work with Customer to drive the Category to level 2, effect a repair, or issue a mandatory Engineering Change Order ("ECO"), so that some usefulness of the system is regained. Corsair shall use its commercially reasonable efforts to isolate, diagnose and effect a work-around or repair. Corsair will assign an individual to have responsibility for resolving this problem.

     2.2.3 Permanent corrections will be incorporated into the next major or minor software release of the Product.

     2.2.4 When the Category has been changed to level 2, the guidelines for resolving level 2 problems will be followed.

     2.2.5 Corsair will either work around or repair, or drive to Category Level 2, all Category Level 1 problems within 24 hours of the time that Customer reports the problem to Corsair. If Corsair fails to do so within this allotted time, it shall either remit to Customer, or increase Customer's Credit Amount by, the sum of $10 per each additional day per RFU affected by the problem.

2.3 "Category Level 2" problems prevent the use of a documented critical function of the Product, preventing the Product from accomplishing the task for which it was designed.

     2.3.1 Corsair will respond to Customer within fifteen (15) minutes following receipt of the call.

     2.3.2 Corsair shall work with Customer to drive the Category to level 3, effect a repair, or issue an ECO. Corsair shall use best efforts to isolate, diagnose and effect a work-around. Corsair will assign an individual to have responsibility to resolve this problem.

     2.3.3 Permanent corrections will be incorporated in the next major or minor software release of the Product.

     2.3.4 Corsair will either work around or repair, or drive to Category Level 3, all Category Level 2 problems within 48 hours of the time that Customer reports the problem to Corsair (or in the case of problems driven from Level 1 to Level 2, within 48 hours of the time that the problem becomes a Category Level 2 problem). If Corsair fails to do so within this allotted time, it shall either remit to Customer, or increase Customer's Credit Amount by, the sum of $10 per day each additional day per RFU affected by the problem.

2.4 "Category Level 3" problems prevent the use of a documented function of the Product, which is not critical to the ability of the Product to complete the task for which it was designed. There is no known work-around or solution to the problem.

     2.4.1 Corsair will use its best efforts to respond to Customer within fifteen (15) minutes following receipt of the call.

     2.4.2 Corsair will work with Customer to verify and isolate a Category Level 3 problem. A work-around may be provided by Corsair if requested by Customer and known to Corsair, Corsair will use commercially reasonable efforts to isolate, diagnose and effect a work-around.

     2.4.3 Permanent correction of the defect will be incorporated in to the next major or minor software release of the Product.

     2.4.4 Corsair will either work around or repair, all Category Level 3 problems within five days of the time that Customer reports the problem to Corsair (or in the case of problems driven from Category Level 2 to Category Level 3, within five days of the time that the problem becomes a Category Level 3 problem). If Corsair fails to do so within this allotted time,, it shall either remit to Customer, or increase Customer's Credit Amount by, the sum of $10 per each additional day per RFU affected by the Problem.

2.5  The sum of all payments or credits to Customer pursuant to Sections 2.2.5,
     2.3.4 and 2.4.4, shall not exceed, on an annual basis, the total amount billed to Customer pursuant to Sections 2.2(d) and 2.4(c) of the Agreement.

3.0  RECORDS
------------

     Corsair will maintain a record of, and provide monthly status reports with respect to, all submitted problem reports and will keep track of the Corsair and Customer actions taken toward problem resolution.

                                   SCHEDULE C
                                   ----------

                            CORSAIR TRAINING COURSES

MAINTENANCE TRAINING COURSES                            8 HRS, 6 STUDENTS
The key objectives of this course are to train the students to:
 .    recognize the difference between normal and degraded operation of an RFU
 .    recognize unit faults
 .    relate system faults to major subassemblies
 .    remove and replace each major subassembly

Cost: $600 plus materials and travel and lodging expenses for one (1) Corsair trainer.

INSTALLATION TRAINING COURSES                           8 HRS, 6 STUDENTS
The key objectives of this course are to train the students to:
 .    receive and unpack equipment
 .    inspect equipment
 .    locate external connection points
 .    position and fasten components and connect power and signal cables
 .    perform site commissioning to ensure that the RFU is installed and integrated into the cell site

Cost: $600 plus materials and travel and lodging expenses for one (1) Corsair trainer.

FRAUD OPERATIONS TRAINING COURSE                        8 HRS, 6 STUDENTS

The key objectives of this course are to train the students to:

 .    use fraud analysis subsystem
 .    use report generation subsystem
 .    use PhonePrint system configuration and optimization
 .    view RFU fraud detection activity
 .    use custom interface

Cost: $600 plus materials and travel and lodging expenses for one (1) Corsair trainer.

SCC OPERATION TRAINING COURSE                           8 HRS, 6 STUDENTS
The key objectives of this course are to train the students to:

 .    have working knowledge of PhonePrint system and SCC operation
 .    perform system maintenance:  backups, troubleshooting, start and stop system
 .    perform system administration and directory and file structures

Cost: $600 plus materials and travel and lodging expenses for one (1) Corsair trainer.

                                   SCHEDULE D
                                   ----------

                            ENVIRONMENTAL CONDITIONS

1)   Maximum Humidity 75%

2)   Operating Temperature:  MAXIMUM:  40 degrees Celsius
                             MINIMUM:  10 degrees Celsius

                                   SCHEDULE E
                                   ----------

                          PRODUCT MAINTENANCE SCHEDULE


RFU MAINTENANCE SCHEDULE

Diagnostic checks are performed on the RFU remotely from the SCC to insure that the RFU is configured properly and operating within its specified requirements. RFU preventive maintenance should occur once every 6 months and is limited to inspection of the unit. Preventive maintenance consists of the following:

 .    Visual inspection of the RFU cabinet for physical damage

 .    Inspection and cleaning of the air filter at the rear of each unit

 .    Checking cables at the rear of the RFU to insure that all connections are solid and secure

 .    Checking the operation of the air circulation fans and hard disk drive within the unit by listening for unusual noises

 .    Visual inspection of all lights and indicators on the front of the RFU to insure that they are operating as specified

SCC MAINTENANCE

SCC Maintenance is 24 x 7 support coverage with four (4) hour on-site support coverage.

                                   SCHEDULE 8
                                   ----------

                             FORM OF PRESS RELEASE


                             INTENTIONALLY OMITTED

                                      8-1

                                   SCHEDULE 9
                                   ----------

                         NEW SOFTWARE RELEASE SCHEDULE

                           TO BE PROVIDED BY CUSTOMER

                                      9-1

                                  SCHEDULE 10
                                  -----------

                           SCC COMMISSIONING PROCESS

                           TO BE PROVIDED BY CUSTOMER

                                     10-1

                                  SCHEDULE 11
                                  -----------

                            PRICE AND PAYMENT TERMS

This schedule sets forth in a simplified manner the pricing for the Initial Order and each Supplemental Order purchased by Customer from Corsair. Notwithstanding the prices set forth on this Schedule, the prices and payment terms with respect to all Supplemental Orders shall be governed exclusively by
Section 2.3 of this Agreement.

The pricing of Supplemental Orders are as follows:

     I.   RFUs:   Each RFU shall be priced at $20,000; provided, however,
          ----                                         --------  -------
that after two Markets have purchased at least an aggregate of 150 RFUs, the price of each subsequent RFU shall be $17,500.

          Payment Terms for RFU(s)
          ------------------------

          (1) One hundred percent (100%) shall be invoiced upon the Delivery Date of each RFU.
          (2)  All invoices shall be payable net 30 days.

     II.  SCC(s):  Each SCC shall be priced at not more than $77,500, with the
          ------
exact price determined based upon the number of RFUs the SCC is designed to support.

          Payment Terms for SCC
          ---------------------

          (1) One hundred percent (100%) shall be invoiced following the completion by Corsair of the commissioning process set forth in
               Schedule 10 hereto.
          (2)  All invoices shall be payable net 30 days.

     III. Customer Interface Server.  Each Customer Interface Server shall be
          -------------------------
priced at $15,000.

          Payment Terms for Customer Interface Server
          -------------------------------------------

          (1) One hundred percent (100%) shall be invoiced upon the Delivery Date of each Customer Interface Server.
          (2)  All invoices shall be payable net 30 days.

     IV.  Support Services:  Customer shall pay to Corsair annually during the
          ----------------
term of this Agreement, in consideration of the support services set forth in
Article VII of this Agreement, an amount equal to $1250 (or a greater amount agreed upon by the parties) for each RFU purchased (or a greater amount agreed upon by the parties) from Corsair.

                                     11-1

          Payment Terms for Support Services
          ----------------------------------

          (1) Annual payment for the following year in advance on each Effective Date and each anniversary thereof.
          (2) Initial pro-rated annual payment upon Delivery Date with respect to each RFU.
          (3)  All invoices shall be payable net 30 days.

     V.   Software License Fees:  Customer shall pay to Corsair annually during
          ---------------------
the term of this Agreement, in consideration of the license granted by Corsair in Section 6.3 of this Agreement, an amount equal to $2500 for each RFU (or $1750 for each RFU following the second anniversary of the purchase of such
RFU). Customer's software license fees pursuant to Section 2.3 shall be limited to $400,000 per annum during each year during the term of this Agreement.

          Payment Terms for License Fees
          ------------------------------

          (1) Annual payment for the following year in advance on the Effective Date and each anniversary of the Effective Date.
          (2) Initial pro-rated annual payment upon Delivery Date with respect to each RFU.

                                     11-2

                                  SCHEDULE 12
                                  -----------

                           SCC COMMISSIONING PROCESS

                           TO BE PROVIDED BY CUSTOMER

                                     12-1